STANLEY BLACK & DECKER, INC.

SUPPLEMENTAL EXECUTIVE
RETIREMENT PROGRAM

Amended and Restated Effective October 15, 2015

STANLEY BLACK & DECKER, INC.

Supplemental Executive Retirement Program

The Supplemental Executive Retirement Program (“SERP”) provides a supplemental retirement benefit to its Participants. In order for the SERP to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Regulations thereunder, Stanley Black & Decker, Inc. (formerly, The Stanley Works ) (“Stanley”), amended the SERP in the form of a restated plan, effective January 1, 2009, except as otherwise provided therein. Stanley now desires to amend the SERP, in the form of a restated plan, effective October 15, 2015, to change the lump sum actuarial adjustment factor set forth in Appendix A hereto and to make certain technical changes.

1. Participants. The employees eligible to participate in the SERP are Stanley’s chief executive officer on January 1, 2007, and such other executives, not to exceed 24, as were designated by the chief executive officer and whose names were filed prior to January 1, 2007 with the records of the Compensation and Organization Committee (“Committee”) of Stanley’s Board (“Eligible Employees”). An Eligible Employee became a Participant in the SERP upon reaching age 50 and completing five years of service with Stanley as an Eligible Employee (“Years of Pre-Participation Service”). Anything herein to the contrary notwithstanding, an employee who was not a Participant on January 1, 2007, did not become a Participant unless he was Stanley’s executive vice president and chief financial officer on January 1, 2007 and, in 2008, met the age 50 and five Years of Pre-Participation Service requirements specified above, or he was Stanley’s chief executive officer on January 1, 2007 and, in 2009, met the age 50 and five Years of Pre-Participation Service requirements specified above. No other individual shall become a Participant in the SERP.

2. Target Benefit.

(a) Target Benefit Formula. The “Target Benefit” for a Participant, expressed as a single life annuity, payable annually, equal to a percentage of Average Pay and subject to discount and to offset, will be based on years of service according to the following schedule.

3% for each of the first 5 years

2% for each of the next 15 years

1% for each of the 5 years thereafter

For example, if a Participant’s “Separation from Service”, as defined in Section 2(b), occurs at age 60 after 20 years of service, the Participant’s Target Benefit would be 45% of Average Pay, prior to offset. Average Pay will be one-third of the Participant’s highest “Compensation” under the Stanley Black & Decker Supplemental Retirement Account Plan (formerly the “Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works”) (“Supplemental Plan”), including any amount that is deferred pursuant to Stanley’s Deferred Compensation Plan for Participants in Stanley’s Management Incentive Plans, for any consecutive 36-month period.

(b) Separation from Service. For purposes of the SERP, a Participant’s Separation from Service will occur upon his or her separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with Stanley’s controlled group, for a reason other than death. For this purpose, “controlled group” means the group of corporations or other entities of which Stanley is a member, determined under Section 414(b) and Section 414(c) of the Internal Revenue Code, applied by utilizing “at least 80 percent” each place it appears in Internal Revenue Code Section 1563(a)(1), (2) and (3) and in Treasury Regulation Section 1.414(c)-2. There is a Separation from Service as of a particular date, if Stanley and the Participant reasonably anticipated that, as of that date, the Participant would provide no further services to the controlled group as a common law employee or as an independent contractor or the Participant would provide services to the controlled group as a common law employee or as an independent contractor at an annual rate that is not more than 20% of the services rendered, on average, during the immediately preceding 36 consecutive months of service (or the full period of service, if less than 36 months). While a Participant is on a bona fide leave of absence, the Participant’s employment relationship shall be treated as continuing, provided that the Participant is expected to return to work for Stanley’s controlled group and the period of such leave of absence does not exceed six months, or if the period is longer, the Participant has a right to reemployment with Stanley’s controlled group either by statute or by contract. If the period of a leave of absence exceeds six months and there is no right to reemployment, a termination of employment shall be deemed to have occurred as of the first date immediately following the first six months of the leave. For purposes of this Section 2(b), service as a director of a member of the controlled group shall not be taken into account, except to the extent required under Treasury Regulation Section 1.409A-1(h)(5).

3. Separation from Service Before Age 60.

(a) Separation from Service before Age 54. No SERP benefit will be paid to or on behalf of any Participant whose Separation from Service, other than by reason of a Disability, occurs before the Participant’s attainment of age 54.

(b) Discount for Separation from Service before Age 60. For each month that a Participant’s Separation from Service occurs prior to age 60, the Target Benefit will be reduced .167% (i.e., 2% per year). For example, a Participant whose Separation from Service occurs at age 55 after 20 years of service would have a benefit, before offset, equal to 90% of the Target Benefit, or 40.5% (45% x 90% = 40.5%) of Average Pay.

4. Disability.

(a) Separation from Service by Reason of Disability. SERP benefit payments will be made to a Participant whose Separation from Service occurs by reason of his or her “Disability”, as defined in Section 4(b), if payments would not otherwise be made under Section 3. In the event of such SERP payments prior to age 60, payments will be reduced in accordance with the formula set forth in Section 3(b).

(b) Disability. For purposes of the SERP, a Participant’s Separation from Service will be considered to have occurred by reason of a Disability if the Participant’s Separation from Service occurs as a result of his or her permanent inability, by reason of a medically determinable physical or mental impairment, to perform any job for which the Participant is reasonably suited by education and experience.

5. Death.

(a) Death before SERP Payments Commence. The lump sum actuarial equivalent of the Target Benefit, subject to the offset described in Section 6 and subject to the reduction described in the third sentence of this Section 5(a), of a Participant who dies before commencement of his or her SERP benefit shall be paid or begin to be paid, upon the first day of the second month following the Participant’s death, to the Participant’s beneficiary. This benefit shall be paid as a life annuity, in equal monthly payments, unless a timely election was made by the Participant to receive a lump sum payment, in which case the death benefit will be such lump sum actuarial equivalent. The Target Benefit will be reduced 2% per year for each year (i.e., .167% per month) prior to age 60 that the Participant dies.

(b) Death after SERP Payments Commence. If a Participant dies after his or her benefit commencement date, the benefit, if any, payable following his or her death depends upon the form of benefit payment that is in effect. In the case of a Participant who dies after SERP benefit payments have commenced under a 100% joint and survivor annuity, benefit payments will continue in the same amount under that annuity to the joint annuitant for his or her life. Upon the death of both the Participant and his or her joint annuitant after benefits have commenced pursuant to a 100% joint and survivor annuity, if the total annuity payments made are less than the actuarial equivalent lump sum payment amount that would have been distributed to the Participant as of the benefit commencement date, a lump sum death benefit, equal to the excess of such lump sum amount over the total annuity payments that were made, will be paid to the beneficiary. Upon the death of a Participant after benefit payments have commenced pursuant to a single life annuity, if the total annuity payments that were made are less than the actuarial equivalent lump sum payment amount that would have been distributed to the Participant as of the benefit commencement date, a lump sum death benefit, equal to the excess of such lump sum payment amount over the total annuity payments that were made, will be paid to the beneficiary. Otherwise, no death benefit will be paid in the event of the death of a Participant who dies after payments have commenced.

(c) Death Beneficiary. Any benefit payable upon a Participant’s death that is not payable to the joint annuitant under a 100% joint and survivor annuity pursuant to Section 5(b) will be paid to the beneficiary designated in writing by the Participant, provided that, if no such designated beneficiary survives the Participant, the benefit shall be paid to the Participant’s surviving spouse or, if there is no surviving spouse, the benefit shall be paid to the Participant’s estate. Any benefit payable upon the death of the Participant’s joint annuitant, after beginning to receive payments under a 100% joint and survivor annuity, shall be paid to the beneficiary designated in writing by the joint annuitant, provided that, if no designated beneficiary survives the joint annuitant, the benefit shall be paid to the joint annuitant’s estate.

(d) Time of Payment. Any lump sum payment that is made pursuant to this Section 5 on account of the Participant’s death or the death of both the Participant and the joint annuitant shall be made on the first day of the second month that begins following the applicable date of death, any annuity payments pursuant to Section 5(a) shall begin on the first day of the second month following the date of death, and any annuity payments that are continued to the joint annuitant upon the death of the Participant pursuant to Section 5(b) shall begin to be distributed to the joint annuitant at the date, following the date of the Participant’s death, on which the next annuity payment would have been made to the Participant had he or she survived.

6. Offset for Core Account Benefits (formerly, Cornerstone Account Benefits). The benefit otherwise payable under the SERP, as described in Sections 2, 3, 4 and 5, will be reduced by the vested “core account benefits” (formerly, “cornerstone account benefits”) (nonelective defined contribution benefits, exclusive of matching allocations) provided under the Stanley Black & Decker Retirement Account Plan (formerly, the “Stanley Account Value Plan”) (“Retirement Account Plan”) and under the Supplemental Plan, as applied pursuant to Appendix B. Anything herein to the contrary notwithstanding, if the benefit payable under the SERP is not paid in a life annuity but, instead, is paid in a different optional form that is made available, the offset described in the first sentence in this Section 6 regarding core account benefits shall not be applied to the life annuity benefit (with respect to which an actuarially adjusted optional form of benefit payment is calculated). Instead, the actuarially adjusted optional form of benefit payment that is calculated under Section 7 (with respect to the life annuity benefit determined under Section 2, 3, 4 or 5) shall be reduced, pursuant to Appendix B, by the core account benefits described in the first sentence in this Section 6.

7. Time and Form of Distribution of SERP Benefit.

(a) Time of Distribution. Subject to Section 7(b), any payment to a Participant pursuant to the SERP shall be made or commence pursuant to Separation from Service. Moreover, subject to Section 7(b), any payment that is made or commences to a Participant pursuant to his or her Separation from Service, shall be made or begin to be made upon the Participant’s Separation from Service.

(b) Delayed Distributions to Specified Employees. If a Participant is a specified employee as of the date of his or her Separation from Service, the SERP benefit to which the Participant is entitled upon Separation from Service shall be distributed or commence to be distributed on the first day of the seventh month that begins after the date of the Participant’s Separation from Service, provided that no distribution is required to be delayed pursuant to this Section 7(b) beyond the date of the Participant’s death. Any payment that otherwise would have been paid to a specified employee during the six months following his or her Separation from Service shall be accumulated and paid to the Participant on the first day of the seventh month that begins after the date of the Participant’s Separation from Service. Any such accumulated payment shall be actuarially increased, pursuant to Appendix C, to reflect the delay in payment imposed under this Section 7(b). If a Participant for whom payments are deferred under this Section 7(b) dies between the date of Separation from Service and the first day of the seventh month that begins after that date, payments shall not be made under this Section 7, but instead shall be made under Section 5(a). A Participant is a ‘specified employee’ if he or she is identified as a specified employee in accordance with Treasury Regulation Section 1.409A-1(i) pursuant to a written policy established and maintained by Stanley.

(c) Form of Distribution. The SERP benefit to which a Participant is entitled shall be paid in an annuity or an actuarially adjusted lump sum payment, as he or she elects, under Section 7(d) or 7(f). A Participant who is unmarried on the benefit commencement date and did not elect a lump sum payment or a 100% joint and survivor annuity with a former spouse as the joint annuitant under Section 7(d) or 7(f), shall receive payments in the form of a single life annuity payable in equal monthly payments. A Participant who is married on the benefit commencement date and did not elect a lump sum payment under Section 7(d) or 7(f), may select a single life annuity or an actuarially adjusted 100% joint and survivor annuity with his or her spouse as the joint annuitant pursuant to which equal monthly payments are made to the Participant for life, and, upon the Participant’s death, monthly payments equal to the Participant’s monthly payment, are made to the surviving spouse for life, provided that there is no change in the benefit commencement date and such annuities are, at all times, actuarially equivalent to each other. If a Participant is married on his or her benefit commencement date, did not elect a lump sum payment under Section 7(d) or 7(f), and fails to select the single life annuity form of payment before his or her benefit commencement date, there will be no change in the benefit commencement date, and payments will be made in the form of a 100% joint and survivor annuity with the Participant’s spouse as the joint annuitant. If a Participant elected a 100% joint and survivor annuity with his or her spouse as the joint annuitant as the form of payment pursuant to Section 7(d) or 7(f), but the Participant is not married on the benefit commencement date, the benefit shall be paid in a single life annuity, unless the Participant elects that the benefit be paid, beginning on the same benefit commencement date, in an actuarial equivalent 100% joint and survivor annuity with another joint annuitant designated, upon the benefit commencement date, by the Participant. Any actuarial adjustment to reflect the form of distribution in a lump sum or a 100% joint and survivor annuity shall be determined in accordance with Appendix A with respect to the life annuity described in Section 2, 3, 4 or 5 (if the designated joint annuitant under a 100% joint and survivor annuity is an individual other than the spouse, the actuarial adjustments shall be applied under Appendix A in the same manner as if the designated joint annuitant were the spouse), and, after such actuarially adjusted lump sum or 100% joint and survivor annuity is determined, any offset described in Section 6 shall be applied pursuant to the pertinent rules set forth in Appendix B. All annuities permitted under this Section 7(c) with respect to a Participant’s benefit shall require equal monthly payments, shall utilize the same benefit commencement date, and shall, at all times, be actuarially equivalent to each other.

(d) Election of Form of Distribution. Subject to Sections 7(b), 7(e) and 7(f), an Eligible Employee was eligible to make a written election by December 31, 2008, to have a SERP benefit to which he or she would become entitled, distributed in a lump sum, a single life annuity, or an actuarial equivalent 100% joint and survivor annuity with the spouse as the joint annuitant. If an Eligible Employee failed to make such an election by December 31, 2008, with respect to the form of distribution of a SERP benefit to which he or she would become entitled, the Eligible Employee was deemed to have elected that any such SERP benefit would be distributed in an annuity pursuant to Section 7(c). Notwithstanding the foregoing, a Participant may elect to change his or her election, or deemed election, pursuant to the provisions of Section 7(f). Moreover, without regard to Section 7(f), a Participant may change a prior election of a life annuity form of payment to another actuarially equivalent life annuity form of payment, that is available under Section 7(c), at any time up to the benefit commencement date, provided that each annuity provides equal monthly payments, there is no change in the date on which annuity payments begin, and the annuities are, at all times, actuarially equivalent to each other.

(e) Elections Made in 2007 or 2008 as to Form of Distribution. If a Participant made an election in 2007 to change the form of distribution of a SERP benefit to which he or she would become entitled, such new election could not defer to a later year the payment of any amount that would otherwise have been payable in 2007 and could not require a payment to be made in 2007 that would otherwise have been payable in a later year. Moreover, if a Participant made an election in 2008 to change the form of distribution of a SERP benefit to which he or she would become entitled, such new election could not defer to a later year the payment of any amount that would otherwise have been payable in 2008 and could not require a payment to be made in 2008 that would otherwise have been payable in a later year.

(f) Subsequent Elections as to Form of Distribution. A Participant shall be permitted to make a written election, at any time after December 31, 2008, that changes the form of distribution that would otherwise apply, provided that any such election must satisfy all of the following requirements:

(i) the election must be made at least twelve months prior to the date on which the distribution would otherwise have been made (or in the case of an annuity, twelve months before the date on which the first payment was scheduled to be made);

(ii) the election may not become effective until at least twelve months after the date on which the election is made; and

(iii) except in the case of an election relating to a distribution to be made upon a Participant’s death, the distribution must be deferred for at least 5 years from the date on which the distribution would otherwise have been made (or in the case of an annuity, for at least 5 years from the date on which the first payment was scheduled to be made).

Anything herein to the contrary notwithstanding, a Participant may change a prior election of a life annuity form of payment to another actuarially equivalent life annuity form of payment, that is available under Section 7(c), at any time up to the benefit commencement date, provided that there is no change in the date on which annuity payments begin, each annuity provides equal monthly payments, and the annuities are, at all times, actuarially equivalent to each other. An election by the Participant to change the identity of a beneficiary shall not be treated as a change in the time or form of distribution, provided that the time and form of the distribution are not otherwise changed. Also, an election to change the beneficiary under a life annuity does not constitute a change in the time and form of payment if the change in the time of payments results solely from the different life expectancy of the new beneficiary.

(g) Chief Executive Officer. Anything herein to the contrary notwithstanding, in the case of the Participant who was Stanley’s chief executive officer on January 1, 2007, the provisions of Section 5, regarding the time and form of payment of death benefits, shall not apply, and the preceding provisions of this Section 7 regarding the time and form of payment shall not apply. Instead, the time and form of payment of the SERP benefit payable to or on behalf of such Participant shall be determined exclusively pursuant to the provisions of the Participant’s employment agreement with Stanley that pertain to his “Pension Make-Whole” benefit under that agreement, and the payment of any death benefit on his behalf under the SERP shall be made at the time and in the form provided under those provisions in such employment agreement to the beneficiary determined under such provisions.

8. Claims Procedure.

(a) Any Participant or beneficiary (each a “Claimant”) who believes he or she is entitled to benefits under the SERP shall file a written claim request with the Committee on such forms as the Committee may require. The Committee shall, upon written request of a Claimant, make available copies of any claim forms or instructions, or advise the Claimant where such forms or instructions may be obtained.

(b) If a claim is wholly or partially denied, the Committee shall furnish to the Claimant a written or electronic notice of the decision within 90 days. The notice shall be set forth in a manner calculated to be understood by the Claimant. If special circumstances require, the Committee may defer action on a claim for benefits for an additional period of not to exceed 90 days, and, in that case, it shall notify the Claimant in a written or electronic notice prior to the close of the initial 90 day period of the special circumstances involved and the time by which it expects to render a decision. If the claim relates to Disability benefits, the Committee shall furnish to the Claimant a written or electronic notice of the decision within 45 days. If special circumstances require, the Committee may defer action on a claim for Disability benefits for an additional period of not to exceed 30 days, and, in that case, it shall notify the Claimant in a written or electronic notice prior to the close of the initial 45 day period of the special circumstances involved and the time by which it expects to render a decision. However, if prior to the end of the 30 day period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered on a claim for Disability benefits, the period for making the Disability claim determination may be extended for up to an additional 30 day period, and, in that case, the Committee shall notify the Claimant in a written or electronic notice prior to the end of the first 30 day period of the circumstances involved and the time by which a decision is expected. The written or electronic notice of a denial of a claim shall contain the following information:

(i) The specific reason(s) for denial of the claim;

(ii) Specific references to pertinent provisions of the SERP upon which the denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv) An explanation of the claims review procedure under the SERP describing the steps to be taken by a Claimant who wishes to submit the claim for review; and the time limits applicable to such procedures, and the Claimant’s right to bring a civil action under Section 502(a) of ERISA within 180 days following an adverse determination on review;

(v) In the case of a claim for Disability benefits, a copy of any specific internal rule, guideline, protocol or other similar criterion that was relied upon in making the determination, or a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided to the Claimant free of charge upon request; and

(vi) In the case of a claim for Disability benefits that is denied based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the SERP to the Claimant’s circumstances, or a statement that an explanation will be provided free of charge upon request.

(c) A Claimant may, with respect to any denied claim:

(i) Request review upon written application filed within 60 days after receipt by the Claimant of written or electronic notice of the denial of the Claimant’s benefit claim, or if the claim is for a Disability benefit, request review upon written application filed within 180 days after receipt by the Claimant of written or electronic notice of the denial of the Claimant’s Disability benefit claim;

(ii) Review pertinent documents and submit any additional issues and comments in writing;

(iii) Submit documents, records and other information relating to the claim for benefits;

(iv) Have reasonable access to, upon request and free of charge, copies of all documents, records, and other information relevant to a benefit claim;

(v) Have a full and fair review by the Committee of the denial that takes into account all comments, documents, records, and other information relevant to the Claimant’s claim for benefits; and

(vi) If the claim is for Disability benefits, the following additional rules will apply:

(A) The review will not give deference to the initial adverse benefit determination;

(B) The review will be conducted by an appropriate named fiduciary of the SERP who is neither the individual who made the initial decision to deny the Disability benefit claim nor a subordinate of that individual.

(C) If the adverse determination that is the subject of the review was based on a medical judgment, the named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(D) Any medical or vocational experts whose advice was obtained on behalf of the SERP in connection with the adverse benefit determination that is the subject of the review will be identified, without regard to whether the advice was relied upon in making the benefit determination; and

(E) The health care professional engaged for purposes of a consultation will be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

Any request or submission must be in writing and must be directed to the Committee or in the case of a review of a claim for Disability benefits, its designee. The Committee (or, in the case of a claim for Disability benefits, its designee) shall have the sole responsibility for the review of any denied claim and shall take all steps appropriate in light of its findings.

(d) The Committee (or, in the case of a claim for Disability benefits, its designee) shall render a decision upon review. If it is determined that any benefits claimed should be denied upon review, written or electronic notice of the same shall be provided to the Claimant. The written or electronic notice of the final decision shall set forth: the specific reason or reasons for the adverse determination; references to the specific SERP provisions on which the benefit determination was based; a statement that advises the Claimant that he or she is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and in the case of the review of a claim for a Disability benefit that was denied as a result of an internal rule, guideline, protocol or other similar criterion, either the specific rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the Claimant free of charge upon request. Also, if the adverse determination upon review of a claim for Disability benefits is based on a medical necessity or experimental treatment or similar exclusion or limit, the Claimant shall be provided free of charge either an explanation of the scientific or clinical judgment for the determination, applying the terms of the SERP to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request. In addition, the written or electronic notice to Claimant shall describe any voluntary appeal procedures offered under the SERP and the Claimant’s right to obtain information about such procedures and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA within 180 days following receipt of written or electronic notice of denial of the claim for benefits upon review. The notice to the Claimant shall include the following statement: “You and the SERP may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” A final determination by the Committee shall be rendered within a reasonable period of time, not exceeding 60 days, after receipt of the Claimant’s notice of appeal. Under special circumstances, such determination may be delayed for an additional period not to exceed 60 days, in which case the Claimant shall be notified electronically or in writing of the delay prior to the close of the initial 60 day period. However, if the Committee holds regularly scheduled meetings at least quarterly, a final determination by the Committee shall be rendered no later than the date of the first meeting of the Committee after receipt of the Claimant’s notice of appeal, unless the receipt of the Claimant’s notice of appeal is within the 30 day period preceding the date of the next scheduled meeting of the Committee. In such case, a final determination by the Committee shall be rendered no later than the date of the second meeting of the Committee after receipt of the Claimant’s notice of appeal. Under special circumstances, such determination may be delayed to the date of the third meeting of the Committee after receipt of the Claimant’s notice of appeal, in which case the Claimant shall be notified electronically or in writing of the delay prior to the commencement of the extension period. If the claim relates to a Disability benefit, a final determination by the appropriate named fiduciary shall be rendered within a reasonable period of time, not exceeding 45 days, after receipt of the Claimant’s notice of appeal. Under special circumstances, such determination may be delayed for an additional period not to exceed 45 days, in which case the Claimant shall be notified electronically or in writing of the delay prior to the close of the initial 45 day period.

9. Miscellaneous.

(a) Amendment. The Committee may at any time amend the SERP so long as the benefits of anyone who is then an Eligible Employee are not diminished as a result.

(b) Administration of the SERP. The SERP will be administered by the Committee. The Committee is vested with full authority (including full discretionary authority) to administer, interpret, and make rules regarding the SERP as it may deem advisable and to make determinations in its discretion that shall be final, binding, and conclusive upon all persons. No member of Stanley’s Board of Directors or the Committee will be liable for any action or determination made in good faith with respect to the SERP.

(c) Governing Text. The SERP, including any amendments, will constitute the entire agreement between Stanley and any Participant or beneficiary regarding the subject matter of the SERP. The SERP, including any amendments, will be binding on Stanley, Participants, beneficiaries, and their respective heirs, administrators, trustees, successors, and assigns.

(d) Rights of Persons Entitled to Benefits. Any person entitled to receive benefits under the SERP shall have the rights of an unsecured general creditor of Stanley.

(e) Nonassignability. The right of any individual to a benefit under the SERP shall not be subject to attachment or other legal process for the debts of such individual. In no event may an individual’s benefit under the SERP be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

(f) Special Distributions. Whenever, in the opinion of the Committee, a person entitled to receive a benefit under the SERP is unable to manage his or her financial affairs, the Committee may direct that payment be made to a legal representative or relative of such person for his or her benefit. Any payment made in accordance with this Section 9(f) shall be a complete discharge of any liability for the making of such payment under the provisions of the SERP.

(g) Terms of Employment. Participation in the SERP shall not give an individual any right to remain in the service of Stanley, and an individual shall remain subject to discharge to the same extent as if the SERP had not been adopted.

STANLEY BLACK & DECKER, INC.

By

Title:
Date:

STANLEY BLACK & DECKER, INC.

Supplemental Executive Retirement Program

APPENDIX A

Form of Payment	Actuarial Adjustment Factors

Lump Sum	The lump sum of the Target Benefit is determined by multiplying the annual benefit, expressed as a single life annuity, by a factor of 13.55.

Joint and Survivor (100%)	Factors are as set forth in the attached table, which shows no reduction if the spouse is older than the Participant or if the spouse is no more than two years younger than the Participant (in either case, the factor is 1.000). For each year over two that the spouse is younger than the Participant, the Target Benefit (or early retirement benefit) will be reduced by 0.7%.

Example 1: For a Participant whose age on the benefit commencement date is 60 and whose spouse’s age on the benefit commencement date is 56, the factor to convert the single life annuity to a 100% joint and survivor annuity is ..986.

Example 2: For a Participant whose age on the benefit commencement date is 54 and whose spouse’s age on the benefit commencement date is 40, the factor to convert the single life annuity to a 100% joint and survivor annuity is ..916.

STANLEY BLACK & DECKER, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM
100% Joint & Survivor Factors

APPENDIX A (continued)

Spouse’s Age	Participant’s Age (nearest birthday)
(nearest birthday)	54	55	56	57	58	59	60	61	62	63	64	65
65	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
64	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
63	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
62	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993
61	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986
60	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979
59	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972
58	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965
57	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958
56	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951
55	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944
54	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937
53	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930
52	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923
51	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916
50	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909
49	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902
48	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895
47	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888
46	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881
45	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874
44	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867
43	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860
42	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860	0.853
41	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860	0.853	0.846
40	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860	0.853	0.846	0.839

No reduction if spouse is not more than two years younger than Participant. Reduction is .7% for each year the spouse is more than two years younger than the Participant.

STANLEY BLACK & DECKER, INC.

Supplemental Executive Retirement Program

APPENDIX B

Core Offset Described in Section 6 of the SERP

(a) Subject to paragraph (b), the offset of a SERP benefit attributable to a Participant’s “vested core account” benefits (vested, nonelective defined contribution benefits, exclusive of matching allocations) under the Retirement Account Plan and the Supplemental Plan shall be determined by converting the value of such core account benefits, including the amount of any prior distribution from said vested core account benefits under the Retirement Account Plan, that has not been recontributed to that plan, to an actuarially equivalent single life annuity benefit. The value of such vested core account benefits under the Retirement Account Plan and the Supplemental Plan shall be determined as of the first day of the month in which Separation from Service occurs or, if distributions are deferred beyond the distribution date prescribed in Section 7(b), as of the first day of the month that contains the distribution date. The value of such vested core account benefits payable upon death pursuant to Section 5(a) shall be determined as of the first day of the month that contains the date of death. This actuarial equivalent monthly single life annuity shall be determined by utilizing the following factors, calculated as of the pertinent date set forth above:

Interest Rate:	Composite Corporate Bond Rate (CCBR), published by the Internal Revenue Service, minus 200 basis points
Mortality Table:	RP-2000 table (male and female rates) projected 25 years with scale AA

(b) In the case of a SERP benefit that is paid in an optional form of annuity payment other than a single life annuity, the offset of the SERP benefit attributable to a Participant’s vested core account benefits under the Retirement Account Plan and the Supplemental Plan shall be determined by offsetting the actuarially adjusted optional form of payment (calculated with respect to the single life annuity) by the same form of annuity payment calculated by converting such core account benefits to the optional form of annuity pursuant to the interest and mortality factors in (a) above. In the case of a SERP benefit that is not paid in an annuity, the offset of the SERP benefit attributable to a Participant’s vested core account benefits under the Retirement Account Plan and the Supplemental Plan shall be determined by offsetting each payment under the actuarially adjusted optional form of payment (calculated with respect to the single life annuity) by the portion of the pertinent core account benefits, valued as of the date set forth in (a) above, that corresponds to the portion of the total SERP benefit being distributed pursuant to such payment.

(c) For purposes of paragraphs (a) and (b) above, the value of particular, vested core account benefits as of the first day of a month, shall be determined on the basis of the last valuation applicable to such benefits under the terms of the pertinent plan on or before such first day of the month.

STANLEY BLACK & DECKER, INC.

Supplemental Executive Retirement Program

APPENDIX C

Deferred Payments Described Under Section 7(b) of the SERP

Deferred payments under Section 7(b) shall be adjusted utilizing the interest rate prescribed in Code Section 417(e) that is in effect during October of the calendar year preceding the calendar year that includes the date of the Separation from Service.